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101 East Washington Street                        First Western
P.O. Box 1488                                     Bancorp, Inc.
New Castle, PA 16103-1488
Telephone: (412) 652-8550
Fax: (412) 652-0246



Contact:  Robert H. Young
          Executive Vice President - Chief Financial Officer
          Secretary and Treasurer
          First Western Bancorp, Inc,
          652-8550
                                                  January 7, 1997
                                        FOR IMMEDIATE PUBLICATION



     FIRST WESTERN BANCORP, INC. ANNOUNCES EXTENSION OF STOCK
     REPURCHASE PROGRAM, DIRECTOR RESIGNATIONS AND NEW BEAVER
     COUNTY MARKET PRESIDENT



     (New Castle, PA)   First Western Bancorp, Inc. (NASDAQ-FWBI)
today announced that its Board of Directors had authorized the extension of its existing common stock repurchase program through December 31, 1997. The resolution provides for the repurchase of common stock on the open market or in privately-negotiated transactions from time to time at market prices, up to a maximum of 285,000 shares or approximately 3.75% of the Company's 7.6 million currently outstanding shares. The repurchased stock will be used for treasury or for reissuance for employee benefit, stock option or dividend reinvestment plan purposes, and will be repurchased with available cash or borrowed funds. During 1996, the Company repurchased a total of 170,900 shares for treasury and employee benefit plan or dividend reinvestment plan purposes.

     In addition, the Company announced that it had received two director resignations recently. On December 16, 1996, Robert N. Chambers, 70, New Castle submitted his resignation effective immediately for personal reasons. He had previously planned on retiring from the Board as of the next Annual Meeting, but determined that an earlier resignation was in the best interests of the Board due to scheduled travel in the next few months. Mr. Chambers, a board member of First Western or its predecessor, First National Bank of Western Pennsylvania since 1962, is a life-long resident of New Castle, Lawrence County and previously owned and operated a local car dealership business until his retirement. John R. McKinley, 45, also tendered his resignation, effective December 18, 1996, for personal reasons, primarily to spend more time managing his growing restaurant business. Mr. McKinley has served on the Board since 1986 and was Chairman of First Western from April 1995 until April 1996. Mr. McKinley, a life-long resident of New Wilmington, PA, is President of Remington's Restaurant Group, a chain of local restaurants. The Board's size is presently 12 members after these two resignations.

                          (MORE)

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101 East Washington Street                        First Western
P.O. Box 1488                                     Bancorp, Inc.
New Castle, PA 16103-1488
Telephone: (412) 652-8550
Fax: (412) 652-0246


     Thomas J. O'Shane, Chairman, President and CEO stated the sentiments of the Board in acknowledging their appreciation for the long service Mr. Chambers had made over the past 32 years, as well as the especially time-consuming service of Mr. McKinley in discharging his duties as past Chairman of the Board and several committees. "First Western has been most fortunate in being able to attract persons of such caliber to its Board, and we are indebted to them for their extensive service", stated Mr. O'Shane.

     Finally, First Western announced the hiring of Marcia L. Shaffer, 50, as of December 30, 1996, as Regional President of the Beaver County market area. In this new position, Ms. Shaffer will be First Western's primary representative to the communities in Beaver County, responsible for business development. She will be located in the Beaver Community Office of First Western Bank, N.A. Ms. Shaffer was associated with Mellon Bank for many years, most recently as a Vice President in private banking.
Previously, she served as their market manager in Beaver County.

     Stephen R. Sant, President and CEO of First Western Bank, N.A., stated "we are very fortunate to have someone of Marcia's caliber join First Western. Her knowledge of the Beaver County market and business development skills will be a big help as we strive to improve our market presence."

     First Western Bancorp, Inc., based in New Castle, PA, employs more than 600 people, and is the parent of First Western Bank, N.A. a full-service bank; First Western Bank, F.S.B., a federal savings bank; and First Western Trust Services Co., a full-service trust company. First Western's 42 community banking offices are located in seven western Pennsylvania counties (Lawrence, Mercer, Beaver, Erie, Allegheny, Venango and Butler) and two northeastern Ohio counties (Ashtabula and Lake).



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